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                      [STARNET FINANCIAL, INC. LETTERHEAD]






June 28, 2000

VIA EDGAR

David Lyon
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

   Re:  Withdrawal of Form 10-SB Registration Statement of
          StarNet Financial, Inc.
        SEC File No.  000-30693
        CIK-- 0000813567
        Filing Accession Number:  0000950134-00-004988

Dear Mr. Lyon:

         On behalf of StarNet Financial, Inc. (the "Company"), we respectfully request that you withdraw and disregard the above-mentioned Form 10-SB filing accepted on May 24, 2000.

         We request withdrawal in order to allow ourselves additional time to include financial disclosure for the Company's fiscal year ended March 31, 2000. The Company anticipates filing a corrected version no later than July 31, 2000.




                                            STARNET FINANCIAL, INC.



                                             By: /s/ KENNETH F. URBANUS
                                                 -----------------------
                                                 Kenneth F. Urbanus, President